Exhibit 99.1

   MUELLER INDUSTRIES, INC. ANNOUNCES THE ACQUISITION OF EXTRUDED METALS, INC.

    MEMPHIS, Tenn., Feb. 27 /PRNewswire-FirstCall/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that the Company acquired 100 percent of the outstanding stock of Extruded Metals, Inc. effective February 27, 2007. Extruded is based in Belding, Michigan, and is a manufacturer of brass rods of various shapes, sizes, and alloys for sale to original equipment manufacturers, screw machine shops, service centers, and others. In its latest fiscal year ended November, 2006, Extruded's net sales were $355.5 million. Mueller paid $32.0 million plus assumed bank debt of approximately $10.1 million. The purchase price was funded with existing cash on hand.

    Harvey L. Karp, Chairman, stated "The acquisition of Extruded should provide opportunities in our manufacturing operations to realize efficiencies including purchasing, cost reductions and productivity improvements. These efficiencies should ensure that we remain a world-class producer of brass rod and equip us to compete effectively with worldwide manufacturers."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

SOURCE Mueller Industries, Inc.
   -0-                              02/27/2007
   /CONTACT: Kent A. McKee for Mueller Industries, Inc., +1-901-753-3208/
   (MLI)